STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement") has been made and entered into as of this 2nd day of July, 2003, between MICHAEL TAY ("Seller"), ATTILA REISZ ("Purchaser"), and FLORIDIAN VENTURES, INC., a Delaware corporation ("FLORIDIAN").

1.

THE ACQUISITION.

1.1

Purchase and Sale Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, Seller shall sell an aggregate of 8,240,000 shares (the "Transferred Shares") of the common stock of FLORIDIAN, which represents 100% of the issued and outstanding common shares in FLORIDIAN, to the Purchaser hereto and the Purchaser shall purchase the Transferred Shares from Seller, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws.

1.2

Purchase Price.  At the Closing, the Purchaser shall pay an aggregate total of Forty-Five Thousand Dollars and no cents (US$45,000.00) (the "Purchase Price") in consideration for the Transferred Shares to Seller by wire transfer to an account to be specified by Seller.

1.3

Deposit. Concurrently with the execution of this Agreement, Purchaser shall have paid Seller the sum of Five Thousand Dollars and no cents (US$5,000.00) as a good faith deposit by wire transfer to an account to be specified by Seller.

2.

THE CLOSING.

0.1

Place and Time.  The closing of the sale of the Transferred Shares for the Purchase Price (the "Closing") shall take place at FLORIDIAN’s office at 2000 Hamilton Street, #520, Philadelphia, Pennsylvania 19130-3883 no later than the close of business (Philadelphia County Philadelphia time) on or before July 25, 2003 or at such other place, date and time as the parties may agree in writing.

0.2

Deliveries by Seller. At the Closing, Seller shall deliver the following to the Purchaser:

a.

Certificates representing the Transferred Shares, duly endorsed for transfer to the Purchaser and accompanied by appropriate stock powers, or Certificates representing the Transferred Shares reissued in the name of Purchaser.

b.

The documents contemplated by Section 3.

c.

All other documents, instruments and writings required by this Agreement to be delivered by Seller at the Closing and any other documents or records relating to FLORIDIAN's business reasonably requested by the Buyers in connection with this Agreement.

d.

a.1

Deliveries by Purchaser. At the Closing, the Purchaser shall deliver the following to Seller:

a.

The Purchase Price by wire transfer to an account to be specified by Seller.

b.

The documents contemplated by Section 4.

c.

All other documents, instruments and writings required by this Agreement to be delivered by the Purchaser at the Closing.

3.

CONDITIONS TO THE BUYER’S OBLIGATIONS.

The obligations of the Purchaser to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Purchaser:

a.1

No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits the Purchaser's acquisition of the Transferred Shares or that will require any divestiture as a result of the Purchaser's acquisition of the Transferred Shares or that will require all or any part of the business of FLORIDIAN to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on FLORIDIAN or the Purchaser if this Agreement is consummated shall be pending.

a.2

Representations, Warranties and Agreements.  (a) The representations and warranties of Seller and FLORIDIAN set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) Seller and FLORIDIAN shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing.

a.3

Regulatory Approvals.  All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of the Purchaser's acquisition of the Transferred Shares shall have been obtained and shall be in full force and effect.

a.4

Resignations of Director.  Effective on the Closing Date, all of the officers and directors shall have resigned as an officer, director and employee of FLORIDIAN. The Purchaser understands that such resignations may require a filing in accordance with Rule 14f-1 of the Exchange Act.

4.

CONDITIONS TO SHAREHOLDER AND FLORIDIAN’S OBLIGATIONS.

The obligations of Seller and FLORIDIAN to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller and FLORIDIAN:

a.1

No Injunction.  There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits the Purchaser's acquisition of the Transferred Shares or that will require any divestiture as a result of the Purchaser's acquisition of the Transferred Shares or that will require all or any part of the business of FLORIDIAN to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on FLORIDIAN or the Purchaser if this Agreement is consummated shall be pending.

a.2

Representations, Warranties and Agreements.  (a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) the Purchaser shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

a.3

Regulatory Approvals.  All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of the Purchaser's acquisition of the Transferred Shares shall have been obtained and shall be in full force and effect.

5.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND FLORIDIAN.

Seller and FLORIDIAN each hereby jointly and severally represents and warrants to the Purchaser that:

a.1

Authorization. FLORIDIAN is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. This Agreement constitutes a valid and binding obligation of Seller and FLORIDIAN, enforceable against it in accordance with its terms.

a.2

Public Reporting Company Status.  FLORIDIAN has filed with the Securities and Exchange Commission a registration statement on Form 10-SB that became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to Section 12(g) thereunder.  FLORIDIAN received a no comment letter from the Securities and Exchange Commission relating to its Form 10-SB.

a.3

Public Reporting Company Filings.  FLORIDIAN has timely filed and is current on all reports required to be filed by it pursuant to Sections 13 and 15 of the Securities Exchange Act of 1934.

a.4

Capitalization. The authorized capital stock of FLORIDIAN consists of 100,000,000 authorized shares of common stock, par value $.0001, and 20,000,000 preferred shares, par value $.0001, of which 8,240,000 common shares and no preferred shares are presently issued and outstanding. As of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of FLORIDIAN obligating FLORIDIAN to issue any additional shares of common or preferred stock or any of its securities of any kind.

a.5

Ownership of Transferred Shares. The delivery of certificates to the Purchaser provided in Section 2.2 will result in the Purchaser's immediate acquisition of record and beneficial ownership of the Transferred Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws.

a.6

Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, to the best of Seller and FLORIDIAN's knowledge and belief no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by FLORIDIAN or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by FLORIDIAN or the consummation of the sale of the Transferred Shares to the Purchaser.

a.7

Financial Statements. FLORIDIAN has delivered to Purchaser the balance sheet of FLORIDIAN as of December 31, 2002, and statements of income and changes in financial position for the periods then ended and the period from inception to the period then ended, together with the report thereon of FLORIDIAN's independent accountant (the "FLORIDIAN Financial Statements"). To the best of FLORIDIAN's knowledge and belief the FLORIDIAN Financial Statements are accurate and complete in accordance with generally accepted accounting principles.

a.8

Litigation. To the best of Seller and FLORIDIAN's knowledge and belief, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving FLORIDIAN which is likely to have a material adverse effect on the business or financial condition of FLORIDIAN and its Subsidiaries, taken as whole. To the best of Seller and FLORIDIAN's knowledge and belief, FLORIDIAN is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of FLORIDIAN.

a.9

Absence of Certain Changes. To the best of Seller and FLORIDIAN's knowledge and belief, since the date of the FLORIDIAN Financial Statements, FLORIDIAN has not:

a.

suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of FLORIDIAN or made any disposition of any of its material properties or assets other than in the ordinary course of business;

b.

made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

c.

organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

d.

borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

e.

paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

f.

prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

g.

canceled any material debts or waived any material claims or rights, except in the ordinary course of business;

h.

disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

i.

granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

j.

purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

k.

made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $100,000 in the aggregate;

l.

written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

m.

written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

n.

entered into any collective bargaining or union contract or agreement; or

o.

other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of FLORIDIAN.

a.1.

No Material Adverse Change. To the best of Seller and FLORIDIAN's knowledge and belief, since the date of the FLORIDIAN Financial Statements, there has not been any material adverse change in the business or financial condition of FLORIDIAN.

a.2.

Brokers or Finders. Seller and FLORIDIAN has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Transferred Shares to the Buyers.

6.

REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Purchaser represents and warrants to Seller and FLORIDIAN that:

a.1

Binding Effect. This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms.

a.2

Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement by the Purchaser or the consummation of the sale of the Transferred Shares to the Purchaser.

a.3

Other Consents. No consent of any Person is required to be obtained by the Purchaser to the execution, delivery and performance of this Agreement or the consummation of the sale of the Transferred Shares to the Purchaser.

a.4

Manner of Sale. At no time was Purchaser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

a.5

Brokers or Finders. The Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Transferred Shares to the Purchaser.

a.6

Purchase for Investment. The Purchaser is purchasing the Transferred Shares solely for his own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

7.

FILINGS WITH GOVERNMENTAL AUTHORITIES.

a.1

Regulatory Matters. Seller, Purchaser and FLORIDIAN shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

8.

DEFINITIONS.

As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.

a.1

"Business Day" - Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

a.2

“Code" - The Internal Revenue Code of 1986, as amended.

a.3

"Encumbrances" - Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.

a.4

"Equity Securities" - See Rule 3a-11-1 under the Securities Exchange Act of 1934.

a.5

"ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

a.6

"Governmental Body" - Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.

a.7

"Knowledge" - Actual knowledge, after reasonable investigation.

a.8

"Person" - Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

a.9

"Subsidiary" - With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

9.

NOTICES.

All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

(a)

If to the Purchaser:

Attila Reisz

2080 Pilisjaszfalu

Erdo Alja utca 12

T: +36-20-943-3331

FAX: +36-1-392-2555.  ATTN: 10Charge Kft.

(b)

If to Seller:

Michael Tay

2000 Hamilton Street, #520

Philadelphia, PA 19130-3883

Facsimile (215) 893-3662

(c) If to Company:

FLORIDIAN VENTURES, Inc.

Attn:  Michael Tay, President

2000 Hamilton Street, #520

Philadelphia, PA 19130-3883

Facsimile (215) 893-3662

10.

MISCELLANEOUS.

a.1

Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

a.2

Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

a.3

No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

a.4

Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

a.5

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

a.6

Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Pennsylvania, without regard to the conflicts of law principles thereof. Venue for any cause of action brought to enforce any part of this Agreement shall be in Pennsylvania.

a.7

Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other.

a.8

Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other to the contents and the manner of presentation and publication thereof.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTILA REISZ

/s/ Attila Reisz

By: Attila Reisz

FLORIDIAN VENTURES, INC.

/s/ Michael Tay

By: Michael Tay

Its: President

MICHAEL TAY

/s/ Michael Tay

By: Michael Tay

Initials:  _______/ _______